EXHIBIT 99.1

PRESS RELEASE

                        Contact:
                        Amy Ford
                        Director of Investor Relations
                        Cabot Microelectronics Corporation
                        (630) 499-2600
                CABOT MICROELECTRONICS CORPORATION REPORTS
            RESULTS FOR SECOND QUARTER OF FISCAL 2009
▪	Continued Negative Impact of Global Economy
▪	Strong Balance Sheet with $159 Million of Cash and No Debt

AURORA, IL, April 23, 2009 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and growing CMP pad supplier to the semiconductor industry, today reported financial results for its second quarter of fiscal 2009, which ended March 31.  These results are consistent with those provided in the company’s press release of April 14, 2009.

Total revenue during the second fiscal quarter was $45.4 million, which reflects the adverse affect of the ongoing global recession.  This represents a 52.0 percent decline from the same quarter last year and a 28.0 percent decrease compared to the prior quarter.  The unprecedented low demand for the company’s products led to significant underutilization of the company’s manufacturing capacity, resulting in gross profit of 28 percent of revenue and a net loss of $10.1 million for the quarter.  Despite the challenging environment, the company generated positive cash flow from operations for the second fiscal quarter and for the fiscal year to date.  Reflecting the company’s $66 million payment for the acquisition of Epoch Material Co., Ltd (Epoch) in February 2009, its cash balance totaled $159.0 million as of March 31, 2009 and the company has no outstanding debt.

“The negative impact of the global economy continued to affect our results this quarter, as the cost savings we achieved across our business were more than offset by the steep decline in demand for our products.  However, we are encouraged by recent signs of an upturn in our business.  Demand for our products increased markedly in March from the record lows of January and February, and orders to date in April are significantly higher than in the same period in March.  In response, most of our manufacturing operations have recently returned to normal work schedules from the shortened schedules we implemented earlier this year,” said William Noglows, Chairman and CEO of Cabot Microelectronics. “Despite experiencing the toughest economic and industry environments in our company’s history, our strong business model of relatively high margin products and limited capital intensity enabled us to generate positive cash flow from operations in both the second fiscal quarter and for the first half of the fiscal year.  We believe our business model, coupled with our strong balance sheet, has allowed us to withstand the current economic downturn while continuing to execute on strategic opportunities aimed at positioning the company for continued long-term success.  For example, during the quarter we closed on our acquisition of Epoch and also completed installation of our on-site pad finishing capability at TSMC.”

Key Financial Information

Total second fiscal quarter revenue of $45.4 million represents a 52.0 percent decrease from the $94.5 million reported in the same quarter last year and a 28.0 percent decrease from $63.0 million in the prior quarter.  The overall decrease in revenue primarily reflects the adverse impact of the global economic recession on demand for electronics, a correction of excess semiconductor device inventories and traditional seasonal weakness.  Quarterly revenue for each of the company’s business areas declined both year-over-year and sequentially, with the exception of revenue from its data storage slurry products, which increased significantly from the prior quarter.

Gross profit, expressed as a percentage of revenue, was 28.0 percent this quarter, compared to 44.7 percent in the same quarter a year ago and 45.6 percent in the prior quarter.  The significantly lower gross profit percentage this quarter resulted primarily from unprecedented underutilization of the company’s manufacturing capacity.  Year to date, gross profit represented 38.2 percent of revenue.  As stated in the company’s press release on April 14, the company no longer expects to achieve gross profit within its previous full year guidance range of 46 to 48 percent of revenue for fiscal year 2009.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $30.0 million, and were adversely affected by the following specific, pre-tax expenses:

▪	A $1.5 million write-off of in-process research and development expenses related to the company’s acquisition of Epoch, subject to finalization of purchase accounting;
▪	A $1.1 million impairment related to certain research and development equipment; and,
▪	A $1.0 million increase in reserve for bad debt expense due to the impact of adverse global economic conditions on customer collections.

Excluding these specific items, operating expenses would have been $26.4 million in the second fiscal quarter.  This compares to $32.2 million reported in the same quarter a year ago and $29.4 million in the previous quarter. On this basis, the decline from both previous periods was primarily driven by lower staffing related costs, professional fees and travel expenses.

The company expects its full year operating expenses to be in the range of $115 million to $120 million for fiscal 2009.  This guidance range includes the specific items described above and reflects actions the company has taken this fiscal year to improve its operating effectiveness.  In addition, it includes Epoch’s operating expenses and related synergies of the combined organization, which were excluded from the company’s previous guidance range for operating expenses.

Net loss for the quarter was $10.1 million, down from net income of $7.9 million in the same quarter last year and $0.1 million in the prior quarter, primarily due to the significantly lower level of revenue and accompanying lower gross profit percentage, both driven by the global economic downturn.

Diluted loss per share was $0.44 this quarter, down from diluted earnings per share of $0.34 reported in the second quarter of fiscal 2008 and $0.01 reported in the previous quarter.  The adverse specific operating expenses described above accounted for approximately 10 cents of the diluted loss per share for the quarter.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (866) 730-5765.  Callers outside the U.S. can dial (857) 350-1589.  The conference code for the call is 18663419.  A replay will be available through May 21, 2009 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  Since becoming an independent public company in 2000, the company has grown to approximately 900 employees on a global basis, including employees of its newly acquired Epoch subsidiary.  The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, so the company is leveraging its expertise in CMP slurry formulation, materials and polishing techniques developed for the semiconductor industry and applying it to demanding surface modification applications in other industries. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended December 31, 2008 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2008, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Six Months Ended
	March 31,	December 31,	March 31,	March 31,	March 31,
	2009	2008	2008	2009	2008

Revenue	$45,399	$63,017	$94,488	$108,416	$187,866

Cost of goods sold	32,689	34,311	52,212	67,000	100,817

Gross profit	12,710	28,706	42,276	41,416	87,049

Operating expenses:

Research, development & technical	12,621	12,114	12,432	24,735	23,853

Selling & marketing	5,261	5,973	6,907	11,234	13,191

General & administrative	10,590	11,326	12,856	21,916	23,695

Purchased in-process research and development	1,500	-	-	1,500	-

Total operating expenses	29,972	29,413	32,195	59,385	60,739

Operating income (loss)	(17,262)	(707)	10,081	(17,969)	26,310

Other income, net	477	876	1,689	1,353	3,324

Income (loss) before income taxes	(16,785)	169	11,770	(16,616)	29,634

Provision (benefit) for income taxes	(6,672)	53	3,828	(6,619)	9,493

Net income (loss)	$(10,113)	$116	$7,942	$(9,997)	$20,141

Basic earnings (loss) per share	$(0.44)	$0.01	$0.34	$(0.43)	$0.86

Weighted average basic shares outstanding	23,107	23,020	23,402	23,053	23,555

Diluted earnings (loss) per share	$(0.44)	$0.01	$0.34	$(0.43)	$0.85

Weighted average diluted shares outstanding	23,107	23,026	23,416	23,053	23,587

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	March 31,	September 30,
	2009	2008
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$158,971	$226,417
Accounts receivable, net	28,327	41,630
Inventories, net	52,764	47,466
Other current assets	20,157	15,079
Total current assets	260,219	330,592

Property, plant and equipment, net	125,788	115,843
Other long-term assets	84,989	31,002
Total assets	$470,996	$477,437

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$9,312	$13,885
Capital lease obligations	1,169	1,129
Accrued expenses, income taxes payable and other current liabilities	12,535	22,787
Total current liabilities	23,016	37,801

Capital lease obligations	1,923	2,518
Other long-term liabilities	9,992	2,885
Total liabilities	34,931	43,204

Stockholders' equity	436,065	434,233
Total liabilities and stockholders' equity	$470,996	$477,437